Exhibit 10.4

EXECUTION COPY

364-DAY FACILITY U.S. PLEDGE AND SECURITY AGREEMENT

THIS 364-DAY FACILITY U.S. PLEDGE AND SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of August 16, 2018, by and among the entities listed on the signature pages hereto (such listed entities, collectively, the “Initial Grantors” and, together with any other Subsidiaries of Weatherford International plc, an Irish public limited company (“WIL-Ireland”), whether now existing or hereafter formed or acquired, that become parties to this Security Agreement from time to time in accordance with the terms of the Credit Agreement described below by executing a Security Agreement Supplement hereto in substantially the form of Annex I, each, a “Grantor” and, collectively, the “Grantors”), and MORGAN STANLEY SENIOR FUNDING, INC., in its capacity as collateral agent (the “Collateral Agent”), for itself and on behalf and for the benefit of the other Secured Parties (as defined in the Credit Agreement).

PRELIMINARY STATEMENTS

WIL-Ireland, Weatherford International Ltd., a Bermuda exempted company (together with any other Persons from time to time becoming borrowers under the Credit Agreement in accordance with its terms, the “Borrowers”), JPMorgan Chase Bank, N.A., a national banking association, in its capacity as administrative agent (the “Administrative Agent”), the Collateral Agent, and the Lenders are entering into that certain 364-Day Revolving Credit Agreement dated as of the date hereof (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The Grantors are entering into this Security Agreement in order to induce the Lenders to enter into and extend credit to the Borrowers under the Credit Agreement on the terms set forth therein.

The Grantors, the Term Loan Agent (as defined in the Credit Agreement) and the Collateral Agent are also entering into that certain Intercreditor Agreement dated as of the date hereof (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) to establish the relative rights and priorities of the Secured Parties and the Term Loan Secured Parties (as defined in the Credit Agreement) with respect to the Collateral (as defined below).

ACCORDINGLY, the Grantors and the Collateral Agent, for itself and on behalf and for the benefit of the other Secured Parties, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.         Terms Defined in the Credit Agreement.  All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Credit Agreement.

1.2.         Terms Defined in UCC.  Terms defined in the UCC that are not otherwise defined in this Security Agreement are used herein as defined in the UCC.

1.3.         Definitions of Certain Terms Used Herein

.  As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Commercial Tort Claims” means commercial tort claims, as defined in the UCC of any Grantor, including each commercial tort claim specifically described in Exhibit “F”.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC or Section 16 of the UETA, as applicable.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among any Grantor, a banking institution holding such Grantor’s funds, and the Collateral Agent with respect to collection and Control of all deposits and balances held in a Specified Deposit Account maintained by such Grantor with such banking institution.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Determination Date” means the most recent to occur of (a) in the case of an Initial Grantor, the Effective Date or, in the case of any Subsequent Grantor, the date such Subsequent Grantor becomes a party hereto and (b) the most recent date on which WIL-Ireland delivers to the Collateral Agent a Compliance Certificate accompanied by updated Exhibits to this Security Agreement pursuant to Section 4.14 hereof.

“Documents” shall have the meaning set forth in Article 9 of the UCC.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Farm Products” shall have the meaning set forth in Article 9 of the UCC.

“Fixtures” shall have the meaning set forth in Article 9 of the UCC.

“General Intangibles” shall have the meaning set forth in Article 9 of the UCC and, in any event, includes payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses in action, goodwill (including the goodwill associated with any Trademark), Patents, Trademarks, Copyrights, URLs and domain names, Industrial Designs, other industrial or Intellectual Property or rights therein or applications therefor, whether under license or otherwise, programs, programming materials, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Licenses, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the UCC, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Property, negotiable Collateral, and oil, gas, or other minerals before extraction.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Industrial Designs” means (a) registered industrial designs and industrial design applications, (b) all renewals, divisions and any industrial design registrations issuing thereon and any and all foreign applications corresponding thereto, (c) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements thereof, (d) the right to sue for past, present and future infringements thereof, and (e) all of each Grantor’s rights corresponding thereto throughout the world.

“Intercompany Instrument” means an Instrument between a Grantor, as the payee thereunder, and WIL-Ireland or any of its Restricted Subsidiaries, as the payor thereunder.

“Instruments” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means all Patents, Trademarks, Copyrights and any other intellectual property.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Letter of Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents,

Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Non-Current Assets” means, as of any date of determination, all assets of a Grantor that would not be classified as current assets in accordance with GAAP as of such date.  For purposes of this definition, “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all licenses of the foregoing whether as licensee or licensor; (e) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (f) all rights to sue for past, present, and future infringements thereof; and (g) all rights corresponding to any of the foregoing throughout the world.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors, in each case, to the extent constituting Collateral hereunder, whether or not physically delivered to the Collateral Agent pursuant to this Security Agreement; provided, however, that Pledged Collateral shall in no event include any (or otherwise consist of) Excluded Property.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which a Grantor may from time to time designate as pledged to the Collateral Agent or to any Secured Party as security for any Secured Obligations, and all rights to receive interest on said deposits.

“Receivables” means (a) the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, in each case, to the extent constituting Collateral hereunder, and (b) any other rights or claims to receive money (including, without limitation, insurance proceeds) which are (i) General Intangibles and constitute Collateral hereunder or (ii) otherwise constitute Collateral hereunder; provided, however, that Receivables shall not include any (or otherwise consist of) Excluded Property.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Securities Account” has the meaning set forth in Article 8 of the UCC.

“Specified Deposit Account” means any Deposit Account of a Grantor other than (a) Excluded Accounts and (b) other Deposit Accounts to the extent that the aggregate cash or Cash Equivalent balance of all such other Deposit Accounts described in this clause (b) does not at any time exceed $5,000,000.

“Specified Intellectual Property” means any Intellectual Property which constitutes Collateral of one or more Grantors (a) the aggregate book value of which exceeds $5,000,000 individually or in the aggregate, (b) which generates annual revenue, royalties or license fees of greater than $5,000,000 or (c) which, in the commercially reasonable judgment of the Grantors, is material to the conduct of all or a material portion of the business of WIL-Ireland and its Restricted Subsidiaries.

“Stock Rights” means any securities, dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Stock constituting Collateral, any right to receive Capital Stock and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

“Subsequent Grantor” means any Subsidiary of WIL-Ireland that becomes a party to this Security Agreement after the Effective Date by executing a Security Agreement Supplement hereto in substantially the form of Annex I.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the UCC.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“UETA” means the Uniform Electronic Transactions Act as in effect from time to time in any applicable jurisdiction.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY INTEREST

Each of the Grantors hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest, whether now owned or existing or hereafter acquired, in and to the following property to secure the prompt and complete payment and performance of the Secured Obligations (collectively, the “Collateral”):

(a)           all Accounts;

(b)           all Inventory;

(c)           all cash and cash equivalents;

(d)           all trade accounts, notes and acceptances receivable;

(e)           all receivables from officers, employees, affiliates, and others, if collectible in the ordinary course of business within a year;

(f)            all installment or deferred accounts and notes receivable if they conform generally to normal trade practices and terms within the business;

(g)           all marketable Securities representing the investment of cash available for current operations;

(h)           all prepaid expenses such as insurance, interest, rents taxes, unused royalties, current paid advertising service and office supplies;

(i)            to the extent constituting Current Assets, all Chattel Paper, Commercial Tort Claims, Copyrights, Deposit Accounts, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Investment Property, letters of credit, Letter of Credit Rights, Licenses, Patents, Pledged Deposits, Supporting Obligations, Trademarks, as well as all letters of credit, Stock Rights or any deposits (general or special, time or demand, provisional or final) with any bank or other financial institution; and

(j)            to the extent constituting Current Assets, all proceeds (including insurance proceeds) and products of any of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto;

it being intended that the Collateral include, and consist solely of, all Current Assets of each Grantor (including, without limitation, any Non-Current Asset of a Grantor that by its terms or characteristics is reclassified as, or otherwise becomes, a Current Asset); provided, that, notwithstanding anything to the contrary in any Loan Document, in no event shall the Collateral include or consist of, or the security interest or Lien granted under this Article II attach to (nor shall any of the following in any event constitute, or be deemed to constitute, Collateral): (i) any property that is or becomes an Excluded Asset or (ii) any property described in clauses (a) through (h) of this Article II which by its terms or characteristics does not, or ceases to constitute, Current Assets (the foregoing clauses (i) and (ii), collectively, “Excluded Property”).  For the avoidance of doubt, the grant of the security interest herein shall not be deemed to be an assignment of intellectual property rights owned by the Grantors. None of the Grantors shall be required to take any action intended to cause any Excluded Property to constitute Collateral, and none of the covenants or representations and warranties herein shall be deemed to apply to any property or assets constituting Excluded Property.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Initial Grantors represents and warrants to the Collateral Agent and the Secured Parties, and each Subsequent Grantor that becomes a party to this Security Agreement pursuant to the execution of a Security Agreement Supplement in substantially the form of Annex I represents and warrants after giving effect to supplements to each of the Exhibits hereto with respect to such Subsequent Grantor as attached to such Security Agreement Supplement, that:

3.1.         Title, Authorization, Validity and Enforceability.  Subject to Section 3.12.10, such Grantor has good and valid rights in or the power to transfer its respective Collateral, free and clear of all Liens except for Liens permitted under Section 8.04 of the Credit Agreement, and has the corporate, limited liability company or partnership, as applicable, power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto.  The execution and delivery by such Grantor of this Security Agreement have been duly authorized by corporate, limited liability company, limited partnership or partnership, as applicable, proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of such Grantor and creates a security interest which is enforceable against such Grantor in all Collateral it now owns or hereafter acquires, except (i) as enforceability may be limited by bankruptcy, insolvency, examinership, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (ii) as to the enforceability of provisions for indemnification and the limitations thereon arising as a matter of law or public policy.  When financing statements have been filed in the appropriate offices against such Grantor in the locations listed in Exhibit “E”, the Collateral Agent will have a fully perfected security interest in the Collateral owned by such Grantor in which a security interest may be perfected by filing of a financing statement under the UCC, prior to any other Lien on any of the Collateral, other than Liens permitted under Section 8.04 of the Credit Agreement.

3.2.         Conflicting Laws and Contracts.  Neither the execution and delivery by such Grantor of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof (a) will breach or violate any applicable Requirement of Law binding on such Grantor, (b) will result in any breach or violation of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien prohibited under the Credit Agreement upon any of its property or assets pursuant to the terms of (i) the Existing Senior Notes or any Existing Senior Notes Indenture or (ii) any other indenture, agreement or other instrument to which such Grantor is a party or by which any property or asset of it is bound or to which it is subject, except for breaches, violations and defaults under clauses (a) and (b)(ii) that collectively for the Grantors would not have a Material Adverse Effect, or (c) will violate any provision of such Grantor’s charter, articles or certificate of incorporation or formation, partnership agreement, bylaws or operating agreement (or similar constitutive document).

3.3.         Principal Location.  Such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed, as of the applicable Determination Date, in Exhibit “A”.

3.4.         Property Locations.  Exhibit “A” lists, as of the applicable Determination Date, all of such Grantor’s locations where Inventory constituting Collateral are located (other than any such location where the book value of all Inventory located thereon does not exceed $10,000,000). Such Exhibit “A” shall indicate whether such locations are locations (i) owned by a Grantor, (ii) leased by such Grantor as lessee or (iii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment by such Grantor.

3.5.         No Other Names; Etc.  Within the five-year period ending as of the date such Person becomes a Grantor hereunder, such Grantor has not conducted business under any name, changed its jurisdiction of formation, merged with or into or consolidated with any other Person, except as disclosed in Exhibit “A”.  The name in which such Grantor has executed this Security Agreement (or a Security Agreement Supplement) is, as of the date such agreement is executed and delivered, the exact name as it appears in such Grantor’s charter or certificate of incorporation or formation (or similar formation document), as amended, as filed with such Grantor’s jurisdiction of organization as of the date such Person becomes a Grantor hereunder.

3.6.         [Reserved].

3.7.         Accounts and Chattel Paper.  The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper owned by such Grantor and constituting Collateral are and will be correctly stated in all material respects in all records of such Grantor relating thereto and in all invoices and reports with respect thereto furnished to the Collateral Agent by such Grantor from time to time.  As of the time when each Account or each item of Chattel Paper constituting Collateral arises, such Grantor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all respects what they purport to be, except, in each case, as could not be reasonably expected to result in a Material Adverse Effect.

3.8.         [Reserved].

3.9.         No Financing Statements, Security Agreements.  No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed or is of record in any jurisdiction except financing statements (i) naming the Collateral Agent on behalf of the Secured Parties as the secured party and (ii) in respect of Liens permitted by Section 8.04 of the Credit Agreement; provided, that, except as provided in the Intercreditor Agreement, nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Collateral Agent under the Loan Documents to any Liens otherwise permitted under Section 8.04 of the Credit Agreement.

3.10.       Federal Employer Identification Number; State Organization Number; Jurisdiction of Organization.  Such Grantor’s federal employer identification number is, and if such Grantor is a registered organization, such Grantor’s state of organization, type of organization and state of organization identification number are, as of the applicable Determination Date, listed in Exhibit “G”.

3.11.       Pledged Securities and Other Investment Property.  Exhibit “D” sets forth, as of the applicable Determination Date, a complete and accurate list of the Instruments (other than Intercompany Instruments), Securities and other Investment Property, in each case constituting Collateral and delivered to the Collateral Agent (or, subject to the terms of the Intercreditor Agreement, the Term Loan Agent), but for the avoidance of doubt, excluding Capital Stock of Subsidiaries.  Each Grantor is the direct and beneficial owner of each Instrument, Security and other type of Investment Property, in each case constituting Collateral and listed in Exhibit “D” as being owned by it, free and clear of any Liens, except for the security interest granted to the Collateral Agent for the benefit of the Secured Parties hereunder or as permitted by Section 8.04 of the Credit Agreement.  Subject to Sections 7.08 and 7.11 of the Credit Agreement, each Grantor further represents and warrants that all Pledged Collateral held by a securities intermediary (including in a Securities Account) is covered by a control agreement among such Grantor, the securities intermediary, the Collateral Agent and the Term Loan Agent pursuant to which, subject to the terms of the Intercreditor Agreement, the Collateral Agent has Control to the extent required by Section 4.5.

3.12.       Intellectual Property.

3.12.1.    [Reserved].

3.12.2.    All Specified Intellectual Property is valid, subsisting, unexpired (where registered) and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part, except as could not be reasonably expected to result in a Material Adverse Effect.

3.12.3.    Subject to Section 3.12.10, (i) no Person other than the respective Grantor (or any other Grantor) has any right or interest of any kind or nature in or to the Specified Intellectual Property, including any right to sell, license, lease, transfer, distribute, use or otherwise exploit the Specified Intellectual Property or any portion thereof outside of the ordinary course of the respective Grantor’s business, except as could not be reasonably expected to result in a Material Adverse Effect and (ii) each Grantor has good, marketable and exclusive title to, and the valid and enforceable power and right to sell, license, transfer, distribute, use and otherwise exploit, its Specified Intellectual Property, except as could not be reasonably expected to result in a Material Adverse Effect.

3.12.4.    Each Grantor has taken or caused to be taken steps so that none of its Specified Intellectual Property, the value of which to the Grantors are contingent upon maintenance of the confidentiality thereof, have been disclosed by such Grantor to any Person other than any Affiliate owners thereof and employees, contractors, customers, representatives and agents of the Grantors or such Affiliate owners who are parties to customary confidentiality and nondisclosure agreements with the Grantors or such Affiliate owners, as applicable.

3.12.5.    To each Grantor’s knowledge, no Person has violated, infringed upon or breached, or is currently violating, infringing upon or breaching, any of the rights of the Grantors to the Specified Intellectual Property or has breached or is breaching any duty or obligation owed to the Grantors in respect of the Specified Intellectual Property except where those breaches, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

3.12.6.    No settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by any Grantor or to which any Grantor is bound that adversely affects its rights to own or use any Specified Intellectual Property except as could not be reasonably expected to result in a Material Adverse Effect, in each case individually or in the aggregate.

3.12.7.    No Grantor has received any written notice that remains outstanding challenging the validity, enforceability, or ownership of any Specified Intellectual Property except where those challenges could not reasonably be expected to result in a Material Adverse Effect, and to such Grantor’s knowledge as of the Effective Date (or, in the case of a Subsequent Grantor, the date of its Security Agreement Supplement) there are no facts upon which such a challenge could be made.

3.12.8.    Each Grantor owns directly or is entitled to use, by license or otherwise, all Specified Intellectual Property necessary for the conduct of such Grantor’s business.

3.12.9.    The consummation of the transactions contemplated by the Loan Documents will not result in the termination or material impairment of any of the Specified Intellectual Property.

3.12.10. Each party hereto acknowledges that certain Specified Intellectual Property is owned in part by the Grantors and in part by Affiliates of the Grantors.

3.13.       Specified Deposit Accounts and Securities Accounts.  All of such Grantor’s Specified Deposit Accounts and such Grantor’s Securities Accounts to which any Current Assets are credited as of the applicable Determination Date are listed on Exhibit “H”.

ARTICLE IV

COVENANTS

From the date of this Security Agreement and thereafter until this Security Agreement is terminated, each of the Initial Grantors agrees, and from and after the effective date of any Security Agreement Supplement applicable to any Subsequent Grantor (and after giving effect to supplements to each of the Exhibits hereto with respect to such Subsequent Grantor as attached to such Security Agreement Supplement) and thereafter until this Security Agreement is terminated each such Subsequent Grantor agrees:

4.1.         General.

4.1.1.      [Reserved].

4.1.2.      [Reserved].

4.1.3.      Records.  Each Grantor shall keep and maintain, in a manner consistent with prudent business practices, reasonably complete, accurate and proper books and records with respect to the Collateral owned by such Grantor.

4.1.4.      Financing Statements and Other Actions; Defense of Title.  Each Grantor hereby authorizes the Collateral Agent to file, and if requested will execute and deliver to the Collateral Agent, all financing statements describing the Collateral owned by such Grantor and other documents and take such other actions as may from time to time reasonably be requested by the Collateral Agent in order to maintain a perfected security interest in and, if applicable, Control of, the Collateral owned by such Grantor, prior to any other Lien on any of the Collateral, other than Liens permitted under Section 8.04 of the Credit Agreement, provided that, except as provided in the Intercreditor Agreement, nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Collateral Agent under the Loan Documents to any Liens otherwise permitted under Section 8.04 of the Credit Agreement.  Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such Collateral in any other manner as the Collateral Agent may reasonably determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein. Each Grantor will take any and all actions reasonably necessary to defend title to the Collateral owned by such Grantor against all persons and to defend the security interest of the Collateral Agent in such Collateral and the priority thereof against any Lien, in each case, not expressly permitted hereunder or under the Credit Agreement.

4.1.5.      [Reserved].

4.1.6.      [Reserved].

4.1.7.      Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name.  Each Grantor will:

(i)            preserve its existence and corporate structure as in effect on the Effective Date or, in the case of a Subsequent Grantor, the date of its Security Agreement Supplement (in each case, except as permitted by the Credit Agreement);

(ii)           not change its name or jurisdiction of organization;

(iii)          not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified in Exhibit “A”; and

(iv)          not change its taxpayer identification number or its mailing address, unless, in each such case, such Grantor shall have given the Collateral Agent (with a copy to the Administrative Agent) not less than ten (10) days’ (or such shorter prior period as the Collateral Agent or the Administrative Agent may agree) prior written notice of such event or occurrence.

4.1.8.      Other Financing Statements.  No Grantor will suffer to exist or authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by such Grantor, except any financing statement authorized under Section 4.1.4 hereof or in respect of a Lien permitted under the Credit Agreement.  Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection herewith prior to termination of this Security Agreement in accordance with the first sentence of Section 8.14 without the prior written consent of the Collateral Agent (as directed by the Administrative Agent), subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

4.2.         Receivables.

4.2.1.      Certain Agreements on Receivables.  During the occurrence and continuation of an Event of Default, no Grantor will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except as permitted by the Credit Agreement.  Prior to the occurrence and continuation of an Event of Default, such Grantor may, in its sole discretion, adjust the amount of Accounts arising from the sale of Inventory or the rendering of services in substantially accordance with its present policies and in the ordinary course of business and as otherwise permitted under the Credit Agreement.

4.2.2.      Collection of Receivables.  Except as otherwise provided in this Security Agreement or as otherwise permitted under the Credit Agreement, each Grantor will use commercially reasonable efforts to collect and enforce, at such Grantor’s sole expense, all amounts due or hereafter due to such Grantor under the Receivables owned by such Grantor.

4.2.3.      Delivery of Invoices.  Each Grantor will deliver to the Collateral Agent promptly upon its request after the occurrence and during the continuance of an Event of Default duplicate invoices with respect to each Account constituting Collateral owned by such Grantor and, if requested by the Collateral Agent, bearing such language of assignment as the Collateral Agent shall reasonably specify.

4.2.4.      Disclosure of Counterclaim on Receivables.  After the occurrence and during the continuation of an Event of Default, if (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable owned by such Grantor exists or (ii) to the knowledge of such Grantor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable, such Grantor will disclose such fact to the Collateral Agent in writing in connection with the inspection by the Collateral Agent of any record of such Grantor relating to such Receivable and in connection with any invoice or report furnished by such Grantor to the Collateral Agent relating to such Receivable.

4.2.5.      Electronic Chattel Paper.  Each Grantor shall promptly notify the Collateral Agent if any amount in excess of $5,000,000, individually, or $10,000,000 in the aggregate becomes payable under or in connection with any electronic chattel paper or a “transferable record” (as defined in the UETA), in each case constituting Collateral, and shall take such action as the Collateral Agent may reasonably request to establish, subject to the terms of the Intercreditor Agreement, the Collateral Agent’s Control of such electronic chattel paper or transferable record.  The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of Control (subject to the terms of the Intercreditor Agreement), for the Grantor to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or Section 16 of the UETA for a party in Control to allow without loss of Control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

4.3.         Maintenance of Goods.  Each Grantor will do all things reasonably necessary to maintain, preserve, protect and keep the Inventory and the Equipment owned by such Grantor and constituting Collateral in good repair, working order and saleable condition (ordinary wear and tear excepted) and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be conducted in the ordinary course, consistent with past practices, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.4.         Instruments, Securities, Chattel Paper, Documents and Pledged Deposits.  Each Grantor will (i) deliver to the Collateral Agent immediately upon execution of this Security Agreement the originals of all Chattel Paper and Instruments (other than Intercompany Instruments; provided that such Intercompany Instruments shall not be delivered to any Person which is not a Grantor, the Term Loan Agent or the Collateral Agent), in each case, to the extent evidencing amounts in excess of $5,000,000 individually, or $10,000,000 in the aggregate, and constituting Collateral (if any then exist), and Securities constituting Collateral (to the extent certificated), provided further that, each Grantor shall be deemed to have complied with this requirement to the extent that the Term Loan Agent has received such Chattel Paper, Instruments (other than Intercompany Instruments) or Securities as a bailee of the Collateral Agent in a manner consistent with the Intercreditor Agreement, (ii) hold in trust for the Collateral Agent upon receipt and promptly thereafter deliver to the Collateral Agent any Chattel Paper and Instruments (other than Intercompany Instruments; provided that such Intercompany Instruments shall not be delivered to any Person which is not a Grantor, the Term Loan Agent or the Collateral Agent), in each case, to the extent evidencing amounts in excess of $5,000,000 individually or $10,000,000 in the aggregate, and constituting Collateral (if any then exist), and Securities constituting Collateral (to the extent certificated),  provided further that, each Grantor shall be deemed to have complied with this requirement to the extent that the Term Loan Agent has received such Chattel Paper, Instruments (other than Intercompany Instruments) or Securities as a bailee of the Collateral

Agent in a manner consistent with the Intercreditor Agreement, (iii) upon the designation by a Grantor of any Pledged Deposits (as set forth in the definition thereof) as Collateral, deliver to the Collateral Agent such Pledged Deposits which are evidenced by certificates included in the Collateral endorsed in blank, marked with such legends and assigned as the Collateral Agent shall reasonably specify, provided further that, each Grantor shall be deemed to have complied with this requirement to the extent that the Term Loan Agent has received such certificates as a bailee of the Collateral Agent in a manner consistent with the Intercreditor Agreement and (iv) upon the Collateral Agent’s request, after the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, deliver to the Collateral Agent (and thereafter hold in trust for the Collateral Agent upon receipt and promptly deliver to the Collateral Agent) any Document evidencing or constituting Collateral.

4.5.         Uncertificated Securities and Certain Other Investment Property.  Subject to the Intercreditor Agreement, each Grantor will, following the reasonable request of the Collateral Agent (and after the occurrence and during the continuance of an Event of Default, will permit the Collateral Agent) from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property owned by such Grantor and in each case constituting Collateral that are not represented by certificates which are Collateral to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Collateral Agent granted pursuant to this Security Agreement.  With respect to Investment Property having a value in excess of $5,000,000 individually or $10,000,000 in the aggregate and constituting Collateral owned by such Grantor held with a financial intermediary (including in a Securities Account), such Grantor shall, on the date specified in Schedule 7.11 of the Credit Agreement, on such later date on which it becomes a Grantor hereunder or on any other date required by Section 7.08 of the Credit Agreement (in each case, or such later date as may be agreed to by the Collateral Agent in its reasonable discretion), cause such financial intermediary to enter into a control agreement with the Collateral Agent and the Term Loan Agent, in form and substance reasonably satisfactory to the Collateral Agent, in order to give the Collateral Agent Control (subject to the terms of the Intercreditor Agreement) of such Investment Property.

4.6.         Stock and Other Ownership Interests.

4.6.1.      Registration of Pledged Securities and other Investment Property.  Subject to the Intercreditor Agreement, each Grantor will permit any registrable Collateral owned by such Grantor to be registered in the name of the Collateral Agent or its nominee at any time at the option of the Required Lenders following the occurrence and during the continuance of an Event of Default and without any further consent of such Grantor.

4.6.2.      Exercise of Rights in Pledged Securities.  Subject to the Intercreditor Agreement, each Grantor will permit the Collateral Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, without notice, to exercise or refrain from exercising any and all voting and other consensual rights pertaining to Pledged Collateral owned by such Grantor or any part thereof, and to receive all dividends and interest in respect of such Pledged Collateral.

4.7.         Specified Deposit Accounts.  Each Grantor will cause each bank or other financial institution at which it maintains a Specified Deposit Account to enter into a Deposit Account Control Agreement with the Collateral Agent and the Term Loan Agent, in form and substance reasonably satisfactory to the Collateral Agent, in order to give the Collateral Agent Control (subject to the terms of the Intercreditor Agreement) of such Specified Deposit Account on the date specified in Schedule 7.11 of the Credit Agreement, on such later date on which it becomes a Grantor hereunder or on any other date required by Section 7.08 of the Credit Agreement (in each case, or such later date as may be agreed to by the Collateral Agent in its reasonable discretion).  In the case of deposits maintained with Lenders, the terms of such Deposit Account Control Agreement shall be subject to the provisions of the Credit Agreement regarding setoffs.

4.8.         Letter of Credit Rights.  Each Grantor will, upon the Collateral Agent’s request, cause each issuer of a letter of credit issued in favor of such Grantor in excess of $5,000,000 individually or in the aggregate (to the extent the Letter of Credit Rights in respect thereof constitute Collateral) to consent to the assignment of proceeds of such letter of credit in order to give the Collateral Agent Control (subject to the terms of the Intercreditor Agreement) of the Letter of Credit Rights in respect of such letter of credit.

4.9.         [Reserved].

4.10.       [Reserved].

4.11.       Intellectual Property.

4.11.1.    If, after the Effective Date (or, in the case of a Subsequent Grantor, the date of its Security Agreement Supplement), any Grantor obtains rights to, including, but not limited to filing and acceptance of a statement of use or an amendment to allege use with the United States Patent and Trademark Office, or applies for or seeks registration of, any new patentable invention, Trademark or Copyright , then to the extent the foregoing constitutes Specified Intellectual Property, such Grantor agrees promptly upon request by the Collateral Agent to execute and deliver to the Collateral Agent any supplement to this Security Agreement or any other document reasonably requested by the Collateral Agent to evidence such security interest in a form appropriate for recording in the applicable federal office.

4.11.2.    This Security Agreement is effective to create a valid and continuing Lien on each Grantor’s interest in its Copyrights, Licenses, Patents and Trademarks that constitute Specified Intellectual Property and, upon filing of the Confirmatory Grant of Security Interest in Copyrights with the United States Copyright Office and filing of the Confirmatory Grant of Security Interest in Patents and the Confirmatory Grant of Security Interest in Trademarks with the United States Patent and Trademark Office, and the filing of appropriate financing statements in the jurisdictions listed in Exhibit “E” hereto, all action necessary or desirable to protect and perfect the security interest in, to and on each Grantor’s interest in Patents, Trademarks or Copyrights that constitute Specified Intellectual Property shall have been taken and such perfected security interest shall be enforceable as such as against any and all creditors of and purchasers from any Grantor.

4.12.       [Reserved].

4.13.       Commercial Tort Claims.  If, after the Effective Date (or, in the case of a Subsequent Grantor, the date of its Security Agreement Supplement), any Grantor identifies the existence of a Commercial Tort Claim constituting Collateral belonging to such Grantor that has arisen in the course of such Grantor’s business in addition to the Commercial Tort Claims described in Exhibit “F”, which are all of such Grantor’s Commercial Tort Claims constituting Collateral as of the Effective Date (or, in the case of a Subsequent Grantor, the date of its Security Agreement Supplement), then such Grantor shall give the Collateral Agent prompt notice thereof, but in any event not less frequently than quarterly.  Each Grantor agrees promptly upon request by the Collateral Agent to execute and deliver to the Collateral Agent any supplement to this Security Agreement or any other document reasonably requested by the Collateral Agent to evidence the grant of a security interest therein in favor of the Collateral Agent.

4.14.       Updating of Exhibits to Security Agreement. WIL-Ireland will provide to the Collateral Agent, concurrently with the delivery to the Administrative Agent of each Compliance Certificate required by Section 7.01(e) of the Credit Agreement, updated versions of the Exhibits to this Security Agreement (provided that if there have been no changes to any such Exhibits since the previous updating thereof required hereby, WIL-Ireland shall indicate that there has been “no change” to the applicable Exhibit(s)). Any reference to any Exhibit herein shall mean such Exhibit after giving effect to any updates thereof by WIL-Ireland or such Grantor pursuant to this Section 4.14  or otherwise.

ARTICLE V

DEFAULT

5.1.         Remedies.

5.1.1.      Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may, and at the direction of the Administrative Agent (acting at the direction of the Required Lenders) shall, subject to the Intercreditor Agreement, exercise any or all of the following rights and remedies:

(i)           Those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document, provided that this clause (i) shall not be understood to limit any rights or remedies available to the Collateral Agent and the Secured Parties prior to an Event of Default.

(ii)           Those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

(iii)          Give notice of sole control or any other instruction under any Deposit Account Control Agreement or other control agreement with any securities intermediary and take any action therein with respect to such Collateral.

(iv)          Without notice (except as specifically provided in Section 8.1 hereof or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Collateral Agent may deem commercially reasonable.

(v)           Concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Collateral Agent was the outright owner thereof.

5.1.2.      The Collateral Agent, on behalf of the Secured Parties, shall comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

5.1.3.      The Collateral Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Collateral Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

5.1.4.      Until the Collateral Agent is able to effect a sale, lease, or other disposition of Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent.  The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and other Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

5.1.5.      [Reserved].

5.1.6.      Notwithstanding the foregoing, neither the Collateral Agent nor any other Secured Party shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

5.1.7.      Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with Section 5.1.1 above.  Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private.

5.2.         Grantors’ Obligations Upon Default.  Upon the written request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, each Grantor will:

5.2.1.      Assembly of Collateral.  Assemble and make available to the Collateral Agent the Collateral and all books and records relating thereto at any place or places specified in writing by the Collateral Agent.

5.2.2.      Secured Party Access.  Permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral, or the books and records relating thereto, or both, to remove all or any part of the Collateral, or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy.

5.3.         License.  The Collateral Agent is hereby granted a license or other right to use, following the occurrence and during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreement, without charge, each Grantor’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, in each case, to the extent it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, such Grantor’s rights under all licenses and all franchise agreements shall inure to the Collateral Agent’s benefit.  In addition, each Grantor hereby irrevocably agrees that the Collateral Agent may, following the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, sell any of such Grantor’s Inventory constituting Collateral directly to any person, including without limitation persons who have previously purchased such Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Collateral Agent’s rights under this Security Agreement, may sell such Inventory which bears any trademark owned by or licensed to such Grantor and any such Inventory that is covered by any copyright owned by or licensed to such Grantor and the Collateral Agent may (but shall have no obligation to) finish any work in process and affix any trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

ARTICLE VI

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of the Collateral Agent or any other Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy.  No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by each Grantor and the Collateral Agent (acting at the direction of the requisite parties under Section 11.01 of the Credit Agreement), and then only to the extent in such writing specifically set forth; provided that the addition of any Subsidiary as a Grantor hereunder by execution of a Security Agreement Supplement in the form of Annex I (with such modifications as shall be acceptable to the Collateral Agent) shall not require receipt of any consent from or execution of any documentation by any other Grantor party hereto.  All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Collateral Agent, and the Secured Parties until Payment in Full.

ARTICLE VII

PROCEEDS; COLLECTION OF RECEIVABLES

7.1.         Lockboxes.  Upon request of the Collateral Agent after the occurrence and during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreement, each Grantor shall execute and deliver to the Collateral Agent irrevocable lockbox agreements in the form provided by or otherwise reasonably acceptable to the Collateral Agent, which agreements, if so required by the Collateral Agent, shall be accompanied by an acknowledgment by the bank where the lockbox is located of the Lien of the Collateral Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Collateral Agent.

7.2.         Collection of Receivables.  The Collateral Agent may at any time after the occurrence and during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreement, by giving each Grantor written notice, elect to require that the Receivables be paid directly to the Collateral Agent for the benefit of the Secured Parties.  In such event, subject to the terms of the Intercreditor Agreement, each Grantor shall, and shall permit the Collateral Agent to, promptly notify the account debtors or obligors under the Receivables owned by such Grantor of the Collateral Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Receivables directly to the Collateral Agent.  Upon receipt of any such notice from the Collateral Agent, each Grantor shall thereafter during the continuance of any Event of Default and subject to the terms of the Intercreditor Agreement, hold in trust for the Collateral Agent, on behalf of the Secured Parties, all amounts and proceeds received by it with respect to the Receivables and other Collateral and immediately and at all times thereafter deliver to the Collateral Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements.  The Collateral Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4 hereof.

7.3.         Special Collateral Account.  Upon the occurrence and during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreement, the Collateral Agent may require, by giving the Grantors written notice, that all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Collateral Agent and held there as security for the Secured Obligations.  No Grantor shall have any control whatsoever over such cash collateral account.  The Collateral Agent may from time to time deposit the collected balances in such cash collateral account into the applicable Grantor’s general operating account with the Administrative Agent.  Subject to the Intercreditor Agreement, if any Default has occurred and is continuing, the Administrative Agent may (and shall, at the direction of the Required Lenders), from time to time, direct the Collateral Agent to, and the Collateral Agent shall, transfer the collected balances in such cash collateral account to the Administrative Agent for application to the payment of the Secured Obligations in accordance with Section 7.4 hereof.

7.4.         Application of Proceeds.  Subject to the Intercreditor Agreement, the proceeds of the Collateral shall be applied by the Collateral Agent (for further application by the relevant Secured Party) to payment of the Secured Obligations as provided under Sections 4.01 and 9.04 of the Credit Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1.         Notice of Disposition of Collateral; Condition of Collateral; Certain Waivers.  Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made.  To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article IX, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made.  To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Collateral Agent or such other Secured Party, or its or their agents, employees, officers, nominees or other representatives, as finally determined by a court of competent jurisdiction.  To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any other Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise.  Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral, and waives any and all rights of subrogation, reimbursement, exoneration, contribution, indemnification or setoff that such Grantor may have against the Collateral or any other Grantor until Payment in Full.  Without limiting the foregoing, the Collateral Agent’s and the Secured Parties’ rights hereunder shall not be released, diminished, impaired, reduced or adversely affected by: (i) the renewal, extension, modification, amendment or alteration of any Loan Document in accordance with the terms thereof; (ii) any adjustment, indulgence, delay, omission, forbearance or compromise, or any full or partial release, that might be granted or given by the Collateral Agent or the Secured Parties to any primary or secondary obligor under the Loan Documents or in connection with any Collateral; or (iii) notice of any of the foregoing.

8.2.         Limitation on Collateral Agent’s and other Secured Parties’ Duty with Respect to the Collateral.  The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale.  The Collateral Agent and each other Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control (or in the possession or under the care of any agent, employee, officer, nominee or other representative of the Collateral Agent or such other Secured Party).  Neither the Collateral Agent nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent or such other Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.  To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Collateral Agent (i) to fail to incur expenses deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral.  Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would be commercially reasonable in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2.  Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.

8.3.         Compromises and Collection of Collateral.  Each Grantor and the Collateral Agent (on behalf of itself and the other Secured Parties) recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable.  In view of the foregoing, each Grantor agrees that the Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing and subject to the Intercreditor Agreement, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

8.4.         Secured Party Performance of Grantor’s Obligations.  Without having any obligation to do so, the Collateral Agent (or the Administrative Agent at the Collateral Agent’s direction)  may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and fails to so perform or pay and such Grantor shall reimburse the Collateral Agent (or the Administrative Agent, if applicable) for any reasonable and documented amounts paid by the Collateral Agent (or the Administrative Agent, if applicable) pursuant to this Section 8.4.  Each Grantor’s obligation to reimburse the Collateral Agent (or the Administrative Agent, if applicable) pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.5.         Authorization for Agents to Take Certain Action.  Each Grantor irrevocably authorizes the Collateral Agent at any time and from time to time in the sole discretion of the Collateral Agent, and appoints the Collateral Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Collateral Agent’s sole discretion to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, (ii) to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Collateral Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral owned by such Grantor and with financial intermediaries holding other Investment Property which is Collateral as may be necessary or advisable to give the Collateral Agent Control (subject to the terms of the Intercreditor Agreement) over such Investment Property, (v) solely to the extent an Event of Default has occurred and is continuing and subject to the terms of Section 4.1.5 hereof, to enforce payment of the Instruments, Accounts and Receivables constituting Collateral in the name of the Collateral Agent or such Grantor, (vi) solely to the extent an Event of Default has occurred and is continuing, to apply the proceeds of any Collateral received by the Collateral Agent to the Secured Obligations as provided in Article VII and (vii) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder or under any other Loan Document), and each Grantor agrees to reimburse the Collateral Agent on demand for any reasonable and documented payment made or any reasonable and documented expense incurred by the Collateral Agent in connection therewith, provided that this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

8.6.         Specific Performance of Certain Covenants.  Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Section 5.2 or in Article VII hereof will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Collateral Agent or the other Secured Parties to seek and obtain specific performance of other obligations of the Grantors contained in this Security Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.6 shall be specifically enforceable against the Grantors.

8.7.         Use and Possession of Certain Premises.  Upon the occurrence and during the continuance of an Event of Default and subject to the Intercreditor Agreement, the Collateral Agent shall be entitled to occupy and use any premises owned or leased by the Grantors where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay any Grantor for such use and occupancy, subject to Section 8.2 hereof all respects.

8.8.         [Reserved.]

8.9.         Reinstatement.  This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.10.       Benefit of Agreement.  The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Collateral Agent and the other Secured

Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement); provided that the Grantors shall not have the right to assign their rights or delegate their obligations under this Security Agreement or any interest herein, except as permitted under the Credit Agreement.  No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Collateral Agent, for the benefit of the Secured Parties, hereunder.

8.11.       Survival of Representations.  All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.12.       Taxes and Expenses.  To the extent required by Section 4.02 of the Credit Agreement, any Other Taxes payable or ruled payable by a Federal or State authority in respect of this Security Agreement shall be paid by the Grantors, together with, to the extent required by Section 4.02 of the Credit Agreement, interest and penalties, if any.  The Grantors shall reimburse the Collateral Agent for any and all of its reasonable out-of-pocket expenses (including reasonable external legal, auditors’ and accountants’ fees) if and to the extent the Borrowers are required to reimburse such amounts under Section 11.03 of the Credit Agreement.  Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

8.13.       Headings.  The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.14.       Termination; Release of Non-Current Assets.

(a)         This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until Payment in Full.  Notwithstanding the foregoing, the obligations of any individual Grantor under this Security Agreement shall automatically terminate to the extent provided in and in accordance with Section 11.22 of the Credit Agreement.

(b)         If at any time any Collateral shall be reclassified as, or otherwise becomes, a Non-Current Asset, then the security interest and Lien of the Collateral Agent in such Collateral shall be automatically released.  The Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents or instruments reasonably requested to further evidence the release of such security interest and Lien in such assets or property if the Company certifies to the Collateral Agent that such has assets or property has been reclassified as a Non-Current Asset (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry).  Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Grantors in respect of) all interests retained by the Grantors in the Collateral.

8.15.       Entire Agreement.  This Security Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

8.16.       Governing Law; Jurisdiction; Waiver of Jury Trial.

8.16.1.    THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

8.16.2.    Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Grantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each party hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Security Agreement or any other Loan Document shall (including this Section 8.16) affect any right that any Secured Party may otherwise have to bring any suit, action or proceeding relating to this Security Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

8.16.3.    Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document in any court referred to in Section 8.16.2.  Each Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.16.4.    Each party to this Security Agreement irrevocably consents to service of process in the manner provided for notices in Article IX of this Security Agreement other than by facsimile.  Nothing in this Security Agreement or any other Loan Document will affect the right of any party to this Security Agreement to serve process in any other manner permitted by law.

8.16.5.    Each Grantor agrees that any suit, action or proceeding brought by any Grantor or any of their respective Subsidiaries relating to this Security Agreement or any other Loan Document against the Collateral Agent, any other Secured Party or any of their respective Affiliates shall be brought exclusively in the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of

Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, unless no such court shall accept jurisdiction.

8.16.6.    The Collateral Agent hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.16.7.    The Collateral Agent hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document in any court referred to in Section 8.16.2.  The Collateral Agent hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.16.8.    To the extent that any Grantor has or hereafter may acquire any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Grantor hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents.

8.16.9.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.17.       Indemnity.  Each Grantor hereby agrees, jointly with the other Grantors and severally, to indemnify the Collateral Agent and the other Secured Parties in accordance with Section 11.04 of the Credit Agreement, mutatis mutandis.

8.18.       Severability.  Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.19.       Counterparts.  This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Security Agreement.

8.21.       Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Collateral Agent pursuant to or in connection with this Security Agreement, and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall control.  For so long as the Intercreditor Agreement remains in effect, the delivery of any Collateral to the Term Loan Agent as required by the Intercreditor Agreement shall satisfy any delivery requirement with respect to such Collateral hereunder.  The provisions of this Security Agreement shall be deemed to be amended, waived or modified with respect to the Collateral to the extent any such amendment, waiver or modification is effected automatically under (and in accordance with the terms of) Section 6.2 of the Intercreditor Agreement.

ARTICLE IX

NOTICES

9.1.         Sending Notices.  All notices, requests and other communications to any party hereunder (or, if applicable, to the Administrative Agent) shall be given in the manner prescribed in Section 11.02 of the Credit Agreement (a) with respect to the Collateral Agent or the Administrative Agent, at its notice address therein and (b) with respect to any Grantor, in the care of Weatherford International, LLC, as provided and at the notice address set forth in the Credit Agreement, or in each case such other address or telecopy number as such party may hereafter specify for such purpose in accordance with the provisions of Section 11.02 of the Credit Agreement.  Any notice delivered to WIL-Ireland or any Borrower on behalf of the Grantors shall be deemed to have been delivered to all of the Grantors.

9.2.         Change in Address for Notices.  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE X

COLLATERAL AGENT

Morgan Stanley Senior Funding, Inc., has been appointed Collateral Agent for the Secured Parties hereunder pursuant to Article X of the Credit Agreement.  It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Administrative Agent to the Collateral Agent pursuant to the Credit Agreement, and that the Collateral Agent has agreed to act (and any successor Collateral Agent shall act) as such hereunder only on the express conditions contained in such Article X.  Any successor Collateral Agent appointed pursuant to Article X of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Collateral Agent hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Grantors, the Administrative Agent, and the Collateral Agent have executed this Security Agreement as of the date first above written.

GRANTORS:

WEUS HOLDING, LLC

By:	/s/ Joshua S. Silverman
Name:	Joshua S. Silverman
Title:	Assistant Treasurer

WEATHERFORD ARTIFICIAL LIFT SYSTEMS, LLC

By:	/s/ Joshua S. Silverman
Name:	Joshua S. Silverman
Title:	Assistant Treasurer

PRECISION ENERGY SERVICES, INC.

By:	/s/ Joshua S. Silverman
Name:	Joshua S. Silverman
Title:	Assistant Treasurer

WEATHERFORD U.S., L.P.

By:	/s/ Joshua S. Silverman
Name:	Joshua S. Silverman
Title:	Assistant Treasurer

Signature Page to 364-Day Facility U.S. Pledge and Security Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

By:	/s/ Lisa Hanson
Name:	Lisa Hanson
Title:	Vice President

Signature Page to 364-Day Facility U.S. Pledge and Security Agreement

EXHIBIT “A”
(See Sections 3.3, 3.4, 3.5 and 4.1.7 of Security Agreement)

Prior names, jurisdiction of formation, place of business (if Grantor has only one place of business), chief executive office (if Grantor has more than one place of business), mergers and mailing address:

1.              WEUS Holding, LLC

2000 St. James Place

Houston, Texas 77056

Attention: Legal Department

The following entities have merged into WEUS Holding, LLC:

•                  Weatherford Intermediate Holdings (KSP) Ltd., merged on June 25, 2015

•                  Seven Energy LLC, merged on April 27, 2016

•                  CRC-Evans Automatic Welding, Inc., merged on April 27, 2016

•                  Tech Line Oil Tools, Inc., merged on March 28, 2018

2.              Weatherford Artificial Lift Systems, LLC

2000 St. James Place

Houston, Texas 77056

Attention: Legal Department

The following entity has merged into Weatherford Artificial Lift Systems, LLC:

•                  Van der Horst U.S.A., Inc., merged on December 22, 2017

3.              Weatherford U.S., L.P.
2000 St. James Place
Houston, Texas 77056
Attention: Legal Department

The following entities have merged into Weatherford U.S., L.P.:

•                        WellCat Services International, LLC, merged on October 19, 2017

•                        International Nitrogen Services, LLC, merged on October 19, 2017

•                        Secure Drilling Holdings L.L.C., merged on October 27, 2017

•                        Secure Drilling, L.P., merged on November 3, 2017

4.              Precision Energy Services, Inc.
500 Winscott Road
Fort Worth, TX, 76126
Attention: Legal Department

Locations of Inventory the net book value of which exceeds $10,000,000:

Address	City	State	Owned or Leased
200 ST NAZAIRE	BROUSSARD/LAFAYETTE	LA	Owned
3021 WICHITA COURT	FORT WORTH	TX	Leased
16134 W HARDY RD	HOUSTON	TX	Owned
9600 W GULF BANK ROAD	HOUSTON	TX	Owned
7587 HWY 75 SOUTH	HUNTSVILLE	TX	Owned
1040 SCHLIPF ROAD	KATY	TX	Owned
2087 FM 2751	LONGVIEW	TX	Owned
8866 NW LOOP 338	ODESSA	TX	Owned
905 S GRANDVIEW	ODESSA	TX	Owned
179 WEATHERFORD DR	SCHRIEVER/HOUMA	LA	Owned
611 37TH AVE SE (AKA 4991 133 DR NW)	WILLISTON	ND	Owned

EXHIBIT “B”

[Reserved]

EXHIBIT “C”

[Reserved]

EXHIBIT “D”

List of Pledged Securities
|(See Section 3.11 of Security Agreement)

STOCKS

Name of Grantor	Issuer	Certificate Number(s)	Number of Shares	Class of Stock	Percentage of Outstanding Shares
None

BONDS

Name of Grantor	Issuer	Number	Face Amount	Coupon Rate	Maturity
None

GOVERNMENT SECURITIES

Name of Grantor	Issuer	Number	Type	Face Amount	Coupon Rate	Maturity
None

INSTRUMENTS, OTHER SECURITIES OR OTHER INVESTMENT PROPERTY
(CERTIFICATED AND UNCERTIFICATED)

None.

EXHIBIT “E”
(See Section 3.1 of Security Agreement)

OFFICES IN WHICH FINANCING STATEMENTS WILL BE FILED

	GRANTOR	JURISDICTION FOR FILING FINANCING STATEMENT AGAINST SUCH GRANTOR
1.	WEUS Holding, LLC	Delaware Secretary of State
2.	Weatherford Artificial Lift Systems, LLC	Delaware Secretary of State
3.	Weatherford U.S., L.P.	Clerk of Court for East Baton Rouge Parish, Louisiana
4.	Precision Energy Services, Inc.	Delaware Secretary of State

EXHIBIT “F”
(See Definition of “Commercial Tort Claims”)

COMMERCIAL TORT CLAIMS

None.

EXHIBIT “G”
(See Section 3.10 of Security Agreement)

FEDERAL EMPLOYER IDENTIFICATION NUMBER;
STATE ORGANIZATION NUMBER; JURISDICTION OF INCORPORATION

		Federal Employer		State of	State
		Identification	Type of	Organization or	Organization
	GRANTOR	Number	Organization	Incorporation	Number
1.	WEUS Holding, LLC	74-1837821	Limited liability company	Delaware	810939
2.	Weatherford Artificial Lift Systems, LLC	75-2204250	Limited liability company	Delaware	2308484
3.	Weatherford U.S., L.P.	76-0486916	Limited partnership	Louisiana	34514328J
4.	Precision Energy Services, Inc.	76-0224331	Corporation	Delaware	2129688

EXHIBIT “H”
(See Section 3.13 of Security Agreement)

SPECIFIED DEPOSIT ACCOUNTS

Legal Entity Name	Account No. (IBAN Noif Europe)	Bank Name
Precision Energy Services, Inc.	*	Wells Fargo Bank, National Association
Precision Energy Services, Inc.	*	Wells Fargo Bank, National Association
Weatherford Artificial Lift Systems, LLC	*	JPMorgan Chase Bank, N.A.
Weatherford U.S., L.P.	*	JPMorgan Chase Bank, N.A.
Weatherford U.S., L.P.	*	JPMorgan Chase Bank, N.A.
Weatherford U.S., L.P.	*	JPMorgan Chase Bank, N.A.
Weatherford U.S., L.P.	*	JPMorgan Chase Bank, N.A.
Weatherford U.S., L.P.	*	JPMorgan Chase Bank, N.A.
Weatherford U.S., L.P.	*	JPMorgan Chase Bank, N.A.
Weatherford U.S., L.P.	*	JPMorgan Chase Bank, N.A.
WEUS Holding, LLC	*	JPMorgan Chase Bank, N.A. London Branch
WEUS Holding, LLC	*	JPMorgan Chase Bank, N.A.
WEUS Holding, LLC	*	JPMorgan Chase Bank, N.A.
WEUS Holding, LLC	*	JPMorgan Chase Bank, N.A.
WEUS Holding, LLC	*	JPMorgan Chase Bank, N.A.
WEUS Holding, LLC	*	JPMorgan Chase Bank, N.A.

SECURITIES ACCOUNTS

Name of Grantor	Name of Institution	Account Number
None

ANNEX I

SECURITY AGREEMENT SUPPLEMENT

Reference is hereby made to the 364-Day Facility U.S. Pledge and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of August 16, 2018, among the Grantors (as defined therein), and Morgan Stanley Senior Funding, Inc., as the Collateral Agent.  Capitalized terms used herein and not defined herein shall have the meanings given to them in the Agreement.

By its execution below, the undersigned, [NAME OF NEW GRANTOR], a [             ] [corporation/limited liability company/limited partnership] (the “New Grantor”) agrees to become, and does hereby become, a Grantor under the Agreement and agrees to be bound by the Agreement as if originally a party thereto. The New Grantor hereby collaterally assigns and pledges to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in all of the New Grantor’s right, title and interest in and to the Collateral, whether now owned or existing or hereafter acquired, to secure the prompt and complete payment and performance of the Secured Obligations; provided, that, notwithstanding anything to the contrary in this Agreement or in any Loan Document, in no event shall the Collateral include or consist of, or the security interest or Lien granted under the Security Agreement attach to, any Excluded Property (nor shall any Excluded Property in any event constitute, or be deemed to constitute, Collateral). For the avoidance of doubt, the grant of a security interest herein shall not be deemed to be an assignment of intellectual property rights owned by the New Grantor.

By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in the Agreement are true and correct in all material respects as of the date hereof. The New Grantor represents and warrants that the supplements to the Exhibits to the Agreement attached hereto are true and correct in all material respects and that such supplements set forth all information required to be scheduled under the Agreement with respect to the New Grantor. The New Grantor shall take all steps necessary and required under the Agreement to perfect, in favor of the Collateral Agent, a security interest in and lien against the New Grantor’s Collateral.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Grantor has executed and delivered this Security Agreement Supplement as of this                    day of              , 20  .

[NAME OF NEW GRANTOR]

By:
Title: